Exhibit 10.2
Execution Version
SETTLEMENT AGREEMENT AND GENERAL RELEASE
This Settlement Agreement and General Release (“Agreement”) is by and between RICK BLACKSHAW (“Blackshaw”) and HEY DUDE INC., a Delaware corporation (“Company”). Blackshaw and Company are individually referred to herein as a “Party” and collectively as the “Parties.”
WHEREAS, Blackshaw separated from Blackshaw’s employment with Company on April 15, 2024 (the “Separation Date”).
WHEREAS, Blackshaw and Company desire to resolve all issues and potential claims surrounding Blackshaw’s employment with and separation from Company.
WHEREAS, under the terms of the Offer Letter (as defined in Section 1(F) below), the execution of this Agreement is a condition to the payment of certain amounts pursuant to the Offer Letter, including the payment described in Section 1(A) below.
NOW THEREFORE, for and in consideration of the above and the additional covenants and agreements set forth herein, the Parties agree as follows:
1.Consideration. Company will provide Blackshaw with the following payment and benefits, payable in the next regular pay period after the Effective Date (as defined in Section 19 below), except with respect to the PSU share awards, which will vest and be payable according to the terms of the applicable award agreement:
(A)A settlement payment in the amount of $675,000.04, which shall be paid in a lump sum, less applicable withholdings and deductions.
(B)A special payment of $39,695.96 (gross), which includes the equivalent towards twelve (12) months of benefit continuation coverage under Company’s medical, dental and vision plans. The opportunity to continue coverage in Company’s medical, dental and vision plans will be limited to Blackshaw’s rights to continue coverage, if any, through COBRA.
(C)As it relates to the 14,308 shares granted under your Performance-Based Unit (PSU) Agreement dated December 22, 2021, all unvested earned PSUs shall continue to vest and become payable during the performance period (February 17, 2022 - February 17, 2026), in accordance with the performance conditions stated in the award agreement, provided that the number of newly earned PSUs shall be prorated based on the number of full months employed during the performance period.
(D)The 2,632 shares granted under your PSU Agreement dated March 2, 2023, shall continue to vest and become payable at the end of the performance period (January 1, 2023 – March 2, 2026), in accordance with the performance conditions stated in the award agreement, provided that the number of earned PSUs shall be prorated based on the number of days you were employed during the performance period.
(E)Twelve (12) months of outplacement services to be coordinated by the Human Resources department. Blackshaw must commence these services no later than 60 days following the Effective Date. (F) The payments and other consideration set forth in this Section 1 are in exchange for Blackshaw waiving all claims complaints, charges, causes of action, demands, liabilities, or obligations

Exhibit 10.2
Execution Version
(including attorney fees) as set forth in Section 8 below. Blackshaw acknowledges that Blackshaw has received all wages or other compensation owed to Blackshaw for Blackshaw’s services to Company through the Separation Date and that the payments and benefits provided for in this Section are in full satisfaction of Section 8 of the Offer Letter dated December 22, 2021 (the “Offer Letter”).
2.Return of Company Property; Payment of Expenses; Social Media.
(A)By the date Blackshaw returns this Agreement to Company, Blackshaw confirms that Blackshaw has returned any Company property, including all equipment, computers, laptops, Company provided mobile devices, software, keys, I.D. card, discount card, and any confidential Company documents, plans, reports, and other business information. By signing below, Blackshaw represents and warrants that Blackshaw will not retain any copies of confidential Company property, whether in paper or electronic form, and that after returning all Company property Blackshaw will delete and finally purge any duplicate files containing confidential Company property from any personal computer and/or mobile device. Blackshaw also affirms that Blackshaw has not divulged any proprietary or confidential information of Company and will continue to maintain the confidentiality of such information consistent with Company’s policies and Blackshaw’s agreement(s) with Company and/or common law.
(B)By the date Blackshaw returns this Agreement to Company, Blackshaw confirms that Blackshaw has submitted appropriate receipts for business expenses incurred through the Separation Date and authorizes Company to deduct any outstanding monies owed Company for damaged or lost property from the payments set forth in Section 1 of this Agreement, as permitted by law.
(C)By the date Blackshaw returns this Agreement to Company, Blackshaw confirms that Blackshaw has updated all of Blackshaw’s social media profiles to reflect that Blackshaw is no longer an Blackshaw of Company.
3.Review by Counsel. Blackshaw is advised to consult with an attorney prior to signing this Agreement.
4.Confidentiality.
(A)Blackshaw agrees to treat the facts and circumstances relating to Blackshaw’s separation from employment, and the terms of this Agreement, including but not limited to all payments made under this Agreement, in a confidential manner and will not disclose such facts and circumstances, or the terms herein, to any person, except: (i) as required by law; (ii) in Blackshaw’s income tax returns; (iii) to any tax or financial advisor; (iv) to an attorney representing Blackshaw concerning this Agreement; or (v) as may be required to enforce this Agreement.

(B)Nothing contained herein shall prevent or restrict Blackshaw from disclosing information that arises from Blackshaw’s general training, knowledge, skill, or experience, whether gained on the job or otherwise, information that is readily ascertainable to the public, or information that Blackshaw otherwise has a right to disclose as legally protected conduct. Further, this Section 4 does not restrain Blackshaw from disclosing the underlying facts of any alleged discriminatory or unfair employment practice or the existence and terms of this Agreement: (1) to Blackshaw’s immediate family members, religious advisor, medical or mental health provider, mental or behavioral health therapeutic support group, legal counsel, financial advisor, or tax preparer; (2) to any local, state, or federal government agency for any reason without first notifying Company; (3) in response to legal process, such as a

Exhibit 10.2
Execution Version
subpoena to testify at a deposition or in a court without first notifying the Company; and (4) for all other purposes as required by law. The disclosure of underlying facts of any alleged discriminatory or unfair employment practice in any of the foregoing situations outlined in (1) through (4) does not constitute disparagement as set forth in Section 5.
(C)Company agrees it will respond to all inquiries concerning Blackshaw’s employment only by confirming employment status, period of employment, and job titles through The Work Number. Blackshaw agrees to direct all inquiries concerning employment with Company to its independent third party vendor, The Work Number (1-866-678-8748 or adpevsupport@theworknumber.com). No individual or entity other than The Work Number is authorized to provide information in response to inquiries concerning Blackshaw’s employment on behalf of Company.
(D)If a government agency contacts Blackshaw regarding Company, or if Blackshaw receives a subpoena or other court or legal process relating in any way to Company, any present or former customer, vendor or team member, Blackshaw will, except as required by law or direction of such government agency, immediately notify Company’s Senior Vice President, General Counsel and shall be available to be interviewed concerning the subject of such contact.
(E)Company agrees to keep the facts and circumstances relating to Blackshaw’s separation from employment and the terms of the Settlement Agreement – including any settlement amount – strictly confidential.
(G) At the time of the execution of this Agreement, the Parties are not aware of any alleged discriminatory or unfair employment practices engaged in, complained of, or witnessed by Blackshaw, and this Agreement does not in any way limit the ability of Blackshaw to disclose or discuss, either orally or in writing, any alleged discriminatory or unfair employment practice.
5.Non-disparagement. Blackshaw agrees that neither Blackshaw, nor anyone acting on Blackshaw’s behalf will make any derogatory or disparaging statement about Company, its products, and/or its employees, whether orally, in writing, or via the Internet or news media, or directly or indirectly take any action which is intended to harm the reputation of any of the foregoing. For purposes of this Section 5, a derogatory or disparaging statement is any communication, oral or written, which maligns, defames, or would cause the recipient of the communication to question the business condition, integrity, competence, fairness or good character of the person to whom or entity to which the communication relates.
If Company disparages Blackshaw to a third party, Company will not enforce Sections 4 or 5 of the Agreement or seek damages against Blackshaw for violating Sections 4 or 5, but all other remaining terms of the Agreement shall remain enforceable.
6.Blackshaw Cooperation. Blackshaw also has a duty to cooperate by providing truthful information and any documents in connection with any legal proceeding in which Company is involved and regarding which Blackshaw has knowledge, information or expertise, or where Company believes Blackshaw’s attendance and participation could be beneficial to Company. Blackshaw will be reimbursed by Company for any reasonable, pre-approved out-of-pocket expenses resulting from said assistance or participation.

Exhibit 10.2
Execution Version
7.Twenty-One Day Consideration Period. Blackshaw has been afforded at least twenty-one (21) calendar days to consider the meaning and effect of this Agreement and has chosen to execute it on the date set forth below.
8.Release of All Claims. Blackshaw hereby releases and forever discharges Company, and all of its past or present parent, subsidiaries, affiliates, successors and assigns, and it or their respective officers, directors, shareholders, team members, agents, insurers, benefit plans, representatives and otherwise related parties (collectively the “Released Parties”), from any and all claims, complaints, charges, causes of action, demands, liabilities, or obligations (including attorney fees), in law or equity, in contract or tort, known or unknown, that as of the execution of this Agreement, Blackshaw ever had, now claims to have had, or ever claimed to have had against any of the Released Parties. This total and unlimited release includes, but is not limited to, any claims of any breach of an actual or implied contract of employment, any claim for wages or benefits, wrongful discharge, any common law claim (including, but not limited to, fraud, negligence, intentional or negligent infliction of emotional distress, negligent hire/retention/supervision, or defamation), or any claims arising under the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the ADEA, the Blackshaw
Retirement Income Security Act of 1974, the Fair Labor Standards Act of 1938, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the National Labor Relations Act of 1935, the Occupational Health and Safety Act of 1970, the Immigration Reform and Control Act of 1986, the Sarbanes Oxley Act of 2002, the Genetic Information Nondiscrimination Act of 2008; the Massachusetts Wage Act, M.G.L. chi 149 §§ 148, 150 et seq.; the Massachusetts Minimum Fair Wage Law, M.G.L. ch. 151; Massachusetts General Laws, Chapters 149, 151B, 214; the Massachusetts Civil Rights Act; the Massachusetts Equal Rights Act; and any and all state or local civil/human rights laws and any other similar federal, state, or local laws governing employment; provided, however, Blackshaw does not waive any vested rights Blackshaw may have, if any, under any Company-sponsored group insurance (including any right or claim for COBRA benefits following the Separation Date), welfare benefit, 401(k), stock option plan, or pursuant to the Employee Retirement Income Security Act, nor does Blackshaw waive any claims that cannot be waived as a matter of law, including any claim for workers’ compensation or unemployment insurance benefits.
9.Waiver of Certain Rights and Claims. Blackshaw specifically waives any claims which Blackshaw has or may have under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers’ Benefit Protection Act of 1990 (“ADEA”). Blackshaw does not waive any rights or claims under the ADEA that arise after the Effective Date.
10.Agreement Not to File Suit or Other Claims. Blackshaw agrees not to file suit or submit any charge, claim, complaint, or cause of action to any governmental or administrative agency or court against the Released Parties arising out of Blackshaw’s employment with Company and the separation thereof, which has arisen prior to the execution of this Agreement. Blackshaw represents and warrants that Blackshaw has not filed or participated in any complaints or charges against the Released Parties with any governmental or administrative agency or court, that Blackshaw shall not do so at any time hereafter, and that if such agency or court assumes jurisdiction of any such complaint or charge against Company or the Released Parties on behalf of Blackshaw, Blackshaw shall immediately request such agency or court to withdraw from the matter and shall provide Company with proof of such request. Blackshaw also waives any right to participate in any settlement, verdict or judgment in any pending or threatened class action against the Released Parties arising from conduct occurring before the execution of this Agreement and waives any right to accept anything of value or any injunctive relief associated with any pending class action against the Released Parties.

Exhibit 10.2
Execution Version
11.Challenge to Validity, Truthful Testimony Under Oath and Cooperation with Government Agency. Nothing in this Agreement, including but not limited to the confidentiality provision in Section 4, the nondisparagement provision in Section 5, and the covenant-not-to-sue provision in Section 10: (a) limits Blackshaw’s ability to challenge the validity of this Agreement; (b) interferes with Blackshaw’s right and responsibility to give truthful testimony under oath in connection with a government investigation or in response to a subpoena or other valid legal process; (c) prohibits Blackshaw from reporting possible violations of federal law or regulation to any governmental agency or entity including but not limited to the Department of Justice, the Securities and Exchange Commission, the U.S. Congress, and any Inspector General, from otherwise participating in any investigation or proceeding that may be conducted, or from making other disclosures that are protected under the whistleblower protections of federal law or regulation (without seeking authorization or providing notice to Company’s Senior Vice President, General Counsel); (d) precludes Blackshaw from filing a charge with, participating in an investigation or proceeding, or cooperating with or providing information to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, or comparable state or local regulatory agency charged with enforcing the law; or (e) apply to any sexual assault or sexual harassment dispute, as defined by the Speak Out Act, arising after Blackshaw’s execution of this Agreement. This Agreement also does not limit Blackshaw’s right to receive any award for information provided to any governmental agency. Nevertheless, Blackshaw agrees that the consideration provided in this Agreement shall be the sole relief provided to Blackshaw for all claims or suits released by Blackshaw and that Blackshaw shall not be entitled to accept or recover and agrees to waive any right to accept or recover, monetary damages or other individual relief against the Released Parties in connection with any such charge or suit against the Released Parties related to any pending or future released claims or suits.
12.No Admission. The payments and agreements set forth herein in no way constitute an admission of any liability or wrongdoing by Company.
13.Blackshaw’s Post-Employment Obligations.
(A)In order to protect Company’s confidential information and trade secrets, which would cause irreparable harm to Company if disclosed to or used for the benefit of a competitor, Blackshaw agrees, for a period of twelve (12) months following the Separation Date, not to directly or indirectly engage in any employment, independent contracting, consulting engagement, business opportunity or individual activity in the United States of America, or any country where Blackshaw provided services for Company, with the following casual footwear companies: Skechers USA, Inc., Wolverine Worldwide, Inc., Deckers Outdoor Corporation, Toms Shoes, LLC, OluKai, LLC, as well as any other entity or business that is primarily engaged in the design and/or distribution of lifestyle footwear, where Blackshaw’s engagement involves the same or similar job duties and/or business activities that Blackshaw performed for Company.
(B)Blackshaw agrees, for a period of twelve (12) months following the Separation Date, not to directly or indirectly solicit, induce, hire, or aid or assist any other person or entity in soliciting for employment, offering employment to, or hiring any Blackshaw of Company with whom Blackshaw worked.
14.Payment of Taxes/Indemnification. The Parties acknowledge that Company and its agents have made no representations or warranties to Blackshaw regarding the tax treatment or consequences of

Exhibit 10.2
Execution Version
any payment made to Blackshaw under this Agreement. Blackshaw will be solely responsible for the payment of any and all taxes of whatever kind that may be due or payable in connection with any payment made to him under this Agreement. Blackshaw agrees to indemnify and hold harmless Company from any and all taxes, interest, penalties, liens, or claims on the part of the Internal Revenue Service or any other tax authority, including the Commonwealth of Massachusetts, in connection with any payment made to Blackshaw under this Agreement.
15.Entire Agreement. This Agreement sets forth the entire agreement between Company and Blackshaw concerning Blackshaw’s employment and the separation thereof and supersedes all prior oral or written commitments concerning the subject matter herein. This Agreement may not be amended, except in writing signed by both parties.
16.Severability. If any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable, the Court will amend the provision to the minimum extent necessary to make it enforceable, and the validity of the remaining terms or provisions shall not be affected thereby.
17.Successors; Assigns. This Agreement shall be binding upon Blackshaw and upon Company and its successors and assigns. Blackshaw cannot assign any of Blackshaw’s rights or obligations under this Agreement to anyone else.
18.Choice of Law; Venue. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against either party. Massachusetts law shall govern its validity, effect, and interpretation. Any litigation arising out of or related to this Agreement shall be brought and pursued exclusively in any state or federal court located in the City of Westwood, Massachusetts, or in Norfolk
County, Massachusetts5/21/2024 .
19.Revocation by Blackshaw. Blackshaw may revoke this Agreement for a period of seven (7) days after Blackshaw signs it (“Revocation Period”). Any revocation must be submitted, in writing, and mailed or (e-mailed) to Jay R. Andrews, Crocs, Inc., Attn: Legal Department, 500 Eldorado Blvd., Building 5, Broomfield, CO 80021. Receipt of proper and timely notice of revocation by Company as provided herein cancels and voids this Agreement. If Blackshaw does not revoke this Agreement during the Revocation Period, it shall become fully effective on the next business day after the expiration date of the Revocation Period (the “Effective Date”). The Parties acknowledge that, notwithstanding any provision of this Agreement or the Offer Letter to the contrary, amounts shall be payable hereunder only if the Effective Date occurs not more than sixty (60) days following the Separation Date, and in the event that such sixty (60) day period begins in one calendar year and ends in the subsequent calendar year, any payments scheduled to be made hereunder within such sixty (60) day period shall be made in the next regular pay period in such subsequent calendar year.
20.Section 409A. This Agreement and the Offer Letter are intended to be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code, and shall be interpreted accordingly (including, as necessary, interpretation of any reference to the termination of Blackshaw’s employment to mean “separation from service”). Each payment hereunder shall be treated as a separate payment. Company makes no representations to Blackshaw with respect to the tax treatment of any amounts payable hereunder, and Blackshaw shall be solely responsible for the payment of all

Exhibit 10.2
Execution Version
taxes due and owing with respect to any such amounts. Blackshaw acknowledges that Blackshaw is relying on Blackshaw’s own tax advisor in connection with this Agreement.
21.Electronic Signature. Blackshaw certifies that Blackshaw’s electronic signature below has been adopted by Blackshaw and is the legally binding equivalent of Blackshaw’s handwritten signature.
IN WITNESS WHEREOF, Blackshaw and Company have executed this Agreement on the date set forth below.

Signed by: /s/ Rick Blackshaw

Date: 5/21/2024

Signed on behalf of the Company by: /s/ Shannon Sisler

Date: 5/23/2024